SCHEDULE A

to the DISTRIBUTION AGREEMENT between Neiman Funds and Arbor Court Capital

     Pursuant to Section 1 of the Distribution Agreement among Neiman Funds (the “Trust/IC”) and Arbor Court Capital (“ACC”), the Trust/IC hereby appoints ACC as its agent to be the principal underwriter of the Trust/IC with respect to its following series:

     Advisor Capital US Dividend Fund (ACUSX)
Advisors Capital Small/Mid Cap Fund (ACSMX)
Advisors Capital Tactical Fixed Income Fund (ACTIX)
Advisors Capital Active All Cap Fund (ACALX)

For the Trust/IC	For the RIA
Dated: 11/07/2022	Dated: 11/7/2022
Initial: DN	Initial: KD

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